                                                               Exhibit 23.2

The Board of Directors
Argo Bancorp, Inc.:

We consent to incorporation by reference in the December 31, 1998 annual report on Form 10-K of Argo Bancorp, Inc., of our report dated March 24, 1998, relating to the consolidated statement of financial condition of Argo Bancorp, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1997.

/s/ KPMG LLP

Chicago, Illinois
March 29, 1999